FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Third Fiscal Quarter Dividend of $0.24 Per Share and
Announces Quarter Ended March 31, 2010 Financial Results

NEW YORK, NY, May 13, 2010 – Golub Capital BDC, Inc., a business development company that is publicly traded on the NASDAQ Global Select Market (NASDAQ: GBDC), today announced its results for the second fiscal quarter ended March 31, 2010.

On April 13, 2010, Golub Capital BDC LLC converted from a Delaware limited liability company into a Delaware corporation and elected to be treated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. Through this conversion, which we refer to as the BDC Conversion, Golub Capital BDC, Inc. assumed the business activities of Golub Capital BDC LLC and became the sole surviving entity.

Except as otherwise specified, references to “we,” “us,” and “our” refer to Golub Capital BDC LLC and its consolidated subsidiary for the periods prior to the BDC Conversion, and refer to Golub Capital BDC, Inc. and its consolidated subsidiary for the periods after the BDC Conversion.

2010 Second Quarter Financial Highlights:

•	Net income for the quarter ended March 31, 2010 was $6.9 million, as compared to $4.2 million for the quarter ended March 31. 2009;
•	Net investment income for the quarter ended March 31, 2010 was $5.0 million, as compared to $6.8 million for the quarter ended March 31, 2009;
•	Net unrealized appreciation on investments was $1.9 million for the quarter ended March 31, 2010, as compared to -$2.6 million in unrealized depreciation for the quarter ended March 31, 2009;
•
As of March 31, 2010, on a pro forma basis after giving effect to our initial public offering and our concurrent private placement and assuming no exercise of the underwriters’ over-allotment option, our net asset value was approximately $254.6 million, or approximately $14.63 per share.  See Recent Developments.

Portfolio and Investment Activities

At March 31, 2010, we had investments in debt in 80 portfolio companies, with a total fair value of approximately $293.2 million.  For the three months ended March 31, 2010 we had approximately $32.7 million in debt repayments in existing portfolio companies.  No new investments were made and no securities were sold.  In the short term, we expect to invest in a mix of mezzanine and senior secured loans to obtain a high level of current income and to preserve capital.

For the quarter ended March 31, 2010, the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) and weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) on the fair value of investments in our portfolio was approximately 7.6% and 9.8%, respectively.  As of March 31, 2010, approximately 49.9% of our portfolio at fair value had interest rate floors that limit minimum interest rates on such loans.

Consolidated Results of Operations

Total investment income for the three months ended March 31, 2010 and March 31, 2009 was approximately $7.6 million and $9.0 million, respectively.  Investment income decreased by $1.3 million, or 15%, for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. This decrease was primarily attributable to a decrease in invested assets during the three months ended March 31, 2010.

Total expenses for the three months ended March 31, 2010 and March 31, 2009 were approximately $2.6 million and $2.2 million, respectively.  Total operating expenses increased by $0.4 million, or 19%, for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. This increase was primarily due to non-recurring organizational costs associated with our public offering. Management fees, which are calculated based on invested assets, were lower in the three months ended March 31, 2010 than in the three months ended March 31, 2009 due to a decrease in invested assets.

During the three months ended March 31, 2010 and March 31, 2009, we had $0 in net realized gain (loss).

During the three months ended March 31, 2010 and March 31, 2009, we recorded $1.9 million in net unrealized appreciation and -$2.6 million in unrealized depreciation, respectively.

Liquidity and Capital Resources

As of March 31, 2010, we had cash and cash equivalents of $58.5 million and $210.4 in total debt outstanding.

On May 11, 2010, our board of directors declared a quarterly dividend of $0.24 per share payable on June 29, 2010 to holders of record as of June 22, 2010.  The $0.24 dividend represents a $0.31 per share quarterly dividend prorated for the number of days remaining in the quarter after the close of our initial public offering on April 20, 2010.

Portfolio and Asset Quality

Our investment adviser regularly assesses the risk profile of each of our investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
Grade 5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations and the trends and risk factors are generally favorable.

Grade 4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected and the risk factors are neutral to favorable.

Grade 3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however; loan payments are generally not past due.

Grade 2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due). For loans graded 2, we will implement a plan to increase monitoring of the borrower.

Grade 1
Indicates that the borrower is performing substantially below expectations and the loan risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans graded 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of March 31, 2010:

	March 31, 2010
	Investments
	at Fair Value	Percentage of
	(Dollars in	Total
Investment Performance Rating	Thousands)	Portfolio
5	79,824	27.2%
4	137,249	46.8%
3	72,293	24.7%
2	3,860	1.3%
1	-	0.0%
Total	293,226	100.0%

Recent Developments

On April 13, 2010, Golub Capital BDC LLC implemented the BDC Conversion and elected to be treated as a business development company under the 1940 Act.

On April 14, 2010, we priced our initial public offering and sold 7,100,000 shares of our common stock at a price of $14.50 per share. Our shares began trading on April 15, 2010 on the Nasdaq Global Select Market under the symbol “GBDC”. Net of underwriting fees and offering costs, we raised a total of approximately $93.7 million. In addition, we sold 1,322,581 shares at $14.50 per share in a concurrent private placement, raising an additional $19.2 million in proceeds.  As of March 31, 2010, on a pro forma basis after giving effect to our initial public offering and our concurrent private placement and assuming no exercise of the underwriters’ over-allotment option, our net asset value was approximately $254.6 million, or approximately $14.63 per share.

Conference Call

The Company will host an earnings conference call at 2:00 p.m. (Eastern Time) on Friday, May 14, 2010.  All interested parties may participate in the conference call by dialing (800) 918-9577 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2902. Participants should reference Golub Capital BDC, Inc. when prompted. An archived replay of the call will be available shortly after the call and will be available until 4:00 p.m. (Eastern Time) on May 30, 2010. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference passcode 21468075.

Golub Capital BDC LLC and Subsidiary

Consolidated Statements of Financial Condition
(In thousands)

	March 31, 2010	September 30, 2009
	(unaudited)
Assets
Investments in securities, at fair value (cost of $295,730 and	$293,226	$376,294
$387,293 respectively)
Cash and cash equivalents	24,802	-
Restricted cash and cash equivalents	33,679	30,614
Deferred offering costs	1,384	-
Interest receivable	1,708	2,198
Other assets	28	16

Total Assets	$354,827	$409,122

Liabilities and Members' Equity
Liabilities
Facility advances	$210,444	$315,306
Accrued deferred offering costs	1,384	-
Due to affiliates	1,135	934
Interest payable	148	130

Total Liabilities	213,111	316,370

Members' Equity	141,716	92,752

Total Liabilities and Members' Equity	$354,827	$409,122

Note: For periods prior to November 2009, the financial statements only reflect the financial results of Golub Capital Master Funding LLC (GCMF).

Golub Capital BDC LLC and Subsidiary

Consolidated Statements of Operations
(In thousands)

	Three months ended		Six months ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Interest	$7,645	$8,993	$18,488	$14,332

Total investment income	7,645	8,993	18,488	14,332

Expenses
Interest	862	1,268	1,552	2,566
Management fee	605	842	1,334	1,263
Professional fees relating to registration statement	601	-	601	-
Professional fees	494	-	669	13
Other expenses	65	91	131	138

Total expenses	2,627	2,201	4,287	3,980

Net investment income	5,018	6,792	14,201	10,352

Net gain (loss) on investments
Net realized loss on investments	-	-	-	(795)
Net unrealized appreciation (depreciation)
on investments	1,925	(2,559)	1,085	(6,474)

Net gain (loss) on investments	1,925	(2,559)	1,085	(7,269)

Net income	$6,943	$4,233	$15,286	$3,083

Note: For periods prior to November 2009, the financial statements only reflect the financial results of Golub Capital Master Funding LLC (GCMF).

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc., (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. Reuters Loan Pricing Corporation ranked Golub Capital as the leading senior lender for middle-market leveraged buyouts (defined as total debt financing of under $100 million) in 2009 and the first calendar quarter of 2010, based on number of deals. As of March 31, 2010, Golub Capital managed over $4.0 billion of capital, with a team of 48 investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Nyssa Kourakos
646-805-2032
nyssa@nkstrategies.com